EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS THIRD QUARTER 2016 RESULTS

Reported Highlights

•	Net income of $0.59 per diluted share, decreased 3% over the linked quarter, and increased 23% compared to the third quarter of 2015

•	Return on average assets of 1.23% in the quarter

•	Portfolio loans grew 21% on an annualized basis, and 17% from the prior year period

•	Announcement of definitive agreement to acquire Jefferson County Bancshares, Inc.

Core Highlights1

•	Core net income of $0.49 per diluted share, same as the linked quarter, and increased 11% compared to the third quarter of 2015

•	Core net interest income increased 4% in the linked quarter, and 16% from the prior year period

•	Core efficiency ratio of 52.8% for the quarter

St. Louis, Mo. October 24, 2016 – Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $11.8 million for the quarter ended September 30, 2016, a decrease of $0.5 million, or 4%, as compared to the linked second quarter. Net income per diluted share was $0.59 for the quarter ended September 30, 2016, a decrease of $0.02 compared to $0.61 per diluted share for the linked second quarter. The decrease from the linked quarter primarily resulted from lower contribution from Purchased credit impaired ("PCI) loans. Third quarter 2016 net income increased 22% from $9.7 million for the prior year period, and diluted earnings per share increased $0.11, or 23%, from $0.48 reported a year ago. The increase in net income over the prior year was largely due to an increase in net interest income from strong loan growth, and an increase in other noninterest income.

On a core basis1, the Company reported net income of $9.9 million, or $0.49 per diluted share, for the quarter ended September 30, 2016, compared to $9.9 million, or $0.49 per diluted share, in the linked second quarter. Third quarter 2016 core net income increased 12% from $8.9 million for the prior year period, and diluted core earnings per share grew 11% from $0.44 for the prior year period. The increase in the year over year results was due to higher levels of net interest income from continued growth in earning asset balances, partially offset by higher provision for portfolio loan losses. Core net income for the quarter excludes the impact of PCI loan balances in excess of the contractual interest and merger related expenses of $0.3 million.

On October 10, 2016, the Company entered into a definitive merger agreement to acquire Jefferson County Bancshares, Inc. ("JCB") headquartered in Jefferson County, Missouri. JCB is the parent holding company of Eagle Bank and Trust Company of Missouri. The transaction is anticipated to close in early 2017, and is subject to normal and customary closing conditions, including but not limited to, regulatory approval and approval by JCB shareholders. The merger with JCB is expected to accelerate the Company's St. Louis market expansion and add valuable scale and operating leverage to this market. The Company believes that JCB's commercial and retail customer bases are complementary to EFSC's existing product sets.

The Company's Board of Directors approved the Company’s quarterly dividend of $0.11 per common share, payable on December 30, 2016 to shareholders of record as of December 15, 2016.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Peter Benoist, EFSC’s chief executive officer, commented, “Enterprise’s momentum continued through the third quarter, with reported net income and EPS rising 22% and 23%, respectively, over the prior year period. Profitability measures remain strong with a 1.23% return on average assets and 13.64% return on average tangible common equity for the quarter.”
“Earnings per share from our core banking operations rose 11% from a year ago, driven by a combination of robust loan growth, margin expansion and effective expense management. We’re especially pleased by the broad-based nature of our loan growth, extending across diverse C&I, CRE and specialized lending categories.”
“Third quarter core earnings per share also matched our record-level second quarter performance, despite a higher provision expense. We bumped up the provision to keep pace with our 21% annualized loan growth rate during the quarter and to reflect the shift in one relationship to a nonperforming status. Credit quality measures remain very favorable in all portfolio segments.”
Benoist added, “We are delighted to cap off a successful quarter with a definitive agreement to acquire the $1 billion Jefferson County Bancshares, Inc. and its Eagle Bank and Trust subsidiary. JCB is a high quality organization that will mesh well with Enterprise, adding a substantial core deposit base and distribution platform to our already strong position in the St. Louis market. We look forward to welcoming JCB to our team.”
Net Interest Income

Net interest income in the third quarter remained stable from the linked second quarter, and increased $3.8 million from the prior year period due to strong growth in portfolio loan balances and increases in net interest margin discussed below. Net interest margin, on a fully tax equivalent basis, was 3.80% for the third quarter, compared to 3.93% in the linked second quarter, and 3.77% in the third quarter of 2015.

The yield on Portfolio loans improved to 4.25% in the third quarter, an increase of five basis points from the linked second quarter, and nine basis points from the prior year quarter. The increase was primarily due to an increase in loan fee revenue. In the third quarter of 2016, the yield on PCI loans was 23.07%, compared to 30.07% in the linked quarter, and 19.41% in the prior year period.

The cost of interest-bearing liabilities increased two basis points to 0.52% in the third quarter of 2016 from 0.50% in the linked second quarter, but was one basis point lower than 0.53% in the third quarter of 2015. The increase from the linked quarter was due to a shift in the composition of deposits, and the decrease from the prior year period was primarily from lower rates on time deposit balances and a more favorable funding mix.

Core net interest margin1, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended
($ in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Core net interest margin[1]	3.54%	3.52%	3.54%	3.50%	3.41%
Core net interest income[1]	31,534	30,212	29,594	28,667	27,087

Core net interest income1 increased 4% compared to the linked quarter, and 16% compared to the prior year period due to strong portfolio loan growth and improvement in net interest margin. Core net interest income increased by $1.3 million to $31.5 million when compared to the linked quarter, and Core net interest margin1 increased two basis points to 3.54% primarily from the aforementioned increase in portfolio loan yield. Core net interest margin expanded 13 basis points from the prior year quarter, primarily due to loan growth improving the earning asset mix, lower funding costs, and the aforementioned increase in the yield on portfolio loans. The Company continues to manage its balance sheet to grow core net interest income and expects to maintain core net interest margin over the coming quarters;

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

however, pressure on funding costs and continued reductions in PCI loan balances could negate the expected trends in core net interest margin.

Portfolio Loans

Portfolio loans increased to $3.0 billion at September 30, 2016, increasing $154 million, or 21% on an annualized basis, when compared to the linked quarter. On a year over year basis, portfolio loans increased $436 million, or 17%. The Company expects continued loan growth in the fourth quarter of 2016, and loan growth, excluding the acquisition of JCB, at or above 10% for 2017.

During the quarter ended September 30, 2016, the Company grew loans in all categories with the exception of Tax credits and Consumer and other. Commercial and industrial ("C&I") loans increased $58 million during the third quarter of 2016 over the linked second quarter and represented 53% of the Company's loan portfolio at September 30, 2016. C&I loans remain the Company's primary focus resulting in growth of $233 million, or 17%, since September 30, 2015.

The Company continues to focus on originating high-quality C&I relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. The Company's specialized lending products, particularly enterprise value lending and life insurance premium finance, have contributed to the growth in the C&I category. C&I loan growth also supports management's efforts to maintain the Company's asset sensitive interest rate risk position. At September 30, 2016 and June 30, 2016, 64% of portfolio loans had variable interest rates, as compared to 62% at September 30, 2015.

The following table presents Portfolio loans with selected specialized lending detail for the most recent five quarters:

	At the Quarter ended
(in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Enterprise value lending	$394,923	$353,915	$359,862	$350,266	$283,205
C&I - general	755,829	737,904	759,330	732,186	689,274
Life insurance premium financing	298,845	295,643	272,450	265,184	247,736
Tax credits	149,218	152,995	153,338	136,691	145,207
CRE, Construction, and land development	1,044,827	971,130	948,859	932,084	902,100
Residential	233,960	211,155	202,255	196,498	188,985
Consumer and other	160,103	161,167	136,522	137,828	145,649
Portfolio loans	$3,037,705	$2,883,909	$2,832,616	$2,750,737	$2,602,156

PCI Loans

PCI loans totaled $47.4 million at September 30, 2016, a decrease of $9.1 million, or 64% on an annualized basis, from the linked second quarter, and $36.3 million, or 43%, from the prior year period, primarily as a result of principal paydowns and accelerated loan payoffs.

PCI loans contributed $2.0 million of net earnings in the third quarter of 2016, compared to $2.8 million in the linked second quarter, and $0.8 million in the prior year period. At September 30, 2016, the remaining accretable yield on the portfolio was estimated to be $16 million and the non-accretable difference was approximately $21 million. Accelerated cash flows and other incremental accretion from PCI loans was $2.3 million for the quarter ended September 30, 2016, $3.6 million for the linked quarter, $8.7 million for the nine months ended September 30, 2016, and $2.9 million for the prior year quarter. The Company estimates 2016 income from accelerated cash flows and other incremental accretion to be between $10 million and $12 million.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Asset Quality for Portfolio Loans and Other Real Estate

The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
(in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Nonperforming loans	$19,942	$12,813	$9,513	$9,100	$9,123
Other real estate from originated loans	2,719	2,741	2,813	3,218	1,575
Other real estate from PCI loans	240	2,160	7,067	5,148	—
Nonperforming assets	$22,901	$17,714	$19,393	$17,466	$10,698
Nonperforming loans to portfolio loans	0.66%	0.44%	0.34%	0.33%	0.35%
Nonperforming assets to total assets	0.59%	0.47%	0.52%	0.48%	0.30%
Net charge-offs (recoveries)	$1,038	$(409)	$(99)	$(647)	$113

At September 30, 2016, Nonperforming loans were 0.66% of portfolio loans, and Nonperforming assets were 0.59% of total assets. Nonperforming loans increased 56% to $19.9 million at September 30, 2016, from $12.8 million at June 30, 2016, and increased 119% from $9.1 million at September 30, 2015. During the quarter ended September 30, 2016, there was one $10.8 million C&I relationship added to nonperforming loans, $2.1 million of charge-offs, $1.1 million of other principal reductions, and $0.5 million assets transferred to performing.

The Company's allowance for loan losses was 1.23% of loans at September 30, 2016, representing 188% of nonperforming loans, as compared to 1.23% at June 30, 2016, representing 277% of nonperforming loans, and 1.24% at September 30, 2015, representing 354% of nonperforming loans.

The Company reported provision for loan loss of $3.0 million compared to $0.7 million in the linked quarter and $0.6 million in the prior year period.  The provision is reflective of growth in the portfolio, maintaining a prudent credit risk posture, as well as reflecting specific reserves on the single relationship added to Nonperforming loans.  Additionally, we experienced net charge-offs of 14 basis points, annualized, during the quarter for the first time since the third quarter of 2015. The increase in net charge-offs resulted primarily from one relationship.

Deposits

Total deposits at September 30, 2016 were $3.1 billion, an increase of $96.6 million, or 13% on an annualized basis, from June 30, 2016, and $311 million, or 11%, from September 30, 2015. Core deposits, defined as total deposits excluding time deposits, were $2.6 billion at September 30, 2016, an increase of $131 million, or 21% on an annualized basis, from the linked quarter, and $280 million, or 12%, when compared to the prior year period. The overall positive trends in deposits reflect enhanced deposit gathering efforts in both commercial and business banking.

Noninterest-bearing deposits increased $9.0 million compared to June 30, 2016, and increased $70.4 million compared to the quarter ended September 30, 2015. The composition of Noninterest-bearing deposits remained relatively stable at 24% of total deposits at September 30, 2016, compared to June 30, 2016 and September 30, 2015. The total cost of deposits increased one basis point to 0.37% compared to 0.36% at June 30, 2016, and declined two basis points since September 30, 2015.

Noninterest Income

Deposit service charges for the third quarter of 2016 of $2.2 million grew 1% when compared to the linked quarter, and grew 8% when compared to the prior year quarter, due primarily to growth in customer relationships. Wealth management revenues for the third quarter of 2016 of $1.7 million grew 3% when compared to the linked second quarter, and decreased $0.1 million, when compared to the prior year period.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Trust assets under management were $930 million at September 30, 2016, an increase of $32.6 million, or 4%, when compared to June 30, 2016, and an increase of $81.4 million, or 10%, when compared to the prior year period. The increase from the linked quarter and the prior year quarter was primarily due to market appreciation.

Gains from state tax credit brokerage activities were $0.2 million for the third quarter of 2016 and for the linked second quarter, and $0.3 million in the third quarter of 2015. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Other noninterest income increased 27% to $3.0 million compared to the linked quarter, and increased 66% from the prior year period. The increase from the linked and prior year quarter was primarily due to fees earned from certain recoveries, swap fee income, and fee income from card products.

Noninterest Expenses

Noninterest expenses were $20.8 million for the quarter ended September 30, 2016, compared to $21.4 million for the quarter ended June 30, 2016, and $19.9 million for the quarter ended September 30, 2015. Core noninterest expenses1 were $20.2 million for the quarter ended September 30, 2016, compared to $20.4 million for the linked quarter, and $19.3 million for the prior year period. The decrease from the linked quarter was due to lower employee-related expenses and professional fees. The increase from the prior year period was primarily due to an increase in Employee compensation and benefits from the addition of client service personnel to facilitate growth.

The Company's Core efficiency ratio1 declined to 52.8% for the quarter ended September 30, 2016, compared to 56.3% for the linked quarter, and 58.6% for the prior year period, and reflects overall expense management, in light of enhanced revenue growth trends.

The Company anticipates total noninterest expenses to be between $19.5 million and $21.5 million for the fourth quarter of 2016.

Other Business Results

During the quarter ended September 30, 2016, the Company repurchased 6,700 common shares at $26.50 per share under its publicly announced plan. The plan allows for repurchase of up to two million common shares, representing approximately 10% of the Company's currently outstanding shares.

The total risk based capital ratio1 was 12.01% at September 30, 2016, compared to 12.16% at June 30, 2016, and 12.55% at September 30, 2015. The Company's Common equity tier 1 capital ratio1 was 9.33% at September 30, 2016, compared to 9.38% at June 30, 2016, and 9.59% at September 30, 2015. The tangible common equity ratio1 was 8.99% at September 30, 2016, versus 9.08% at June 30, 2016, and 8.90% at September 30, 2015.

The decrease in the tangible common equity ratio as compared to the linked quarter is due to asset growth out-pacing earnings growth and a slight decline in the net realized gain on the investment portfolio. Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations, and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

The Company's effective tax rate was 34.8% for the quarter ended September 30, 2016 compared to 35.3% for the quarter ended June 30, 2016, and 32.7% for the quarter ended September 30, 2015. The increase over the prior year period resulted from a state income tax benefit from prior year tax refunds recorded in the third quarter of 2015.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income and net interest margin, and other Core performance measures, regulatory capital ratios, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its Core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of PCI loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on PCI loans, but exclude incremental accretion on these loans. Core performance measures also exclude the Change in FDIC receivable, Gain or loss on sale of other real estate from PCI loans, and expenses directly related to PCI loans and other assets formerly covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items, such as executive separation costs, merger related expenses, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these Core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company's capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Tuesday, October 25, 2016. During the call, management will review the third quarter of 2016 results and related matters. This press release as well as a related slide presentation will be accessible on the Company's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-533-7954 (Conference ID #3853518.) A recorded replay of the conference call will be available on the website two hours after the call's completion. Visit http://bit.ly/EFSC3Qearnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

Forward-looking Statements

Readers should note that, in addition to the historical information contained herein, this press release contains "forward-looking statements" within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements about the Company's plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company's plans, objectives, expectations or consequences of announced transactions (including the

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Company's announced, pending merger with Jefferson County Bancshares, Inc.). The Company uses words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "could," "continue," "anticipate," and “intend”, and variations of such words and similar expressions, in this communication to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company's ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2015 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger transaction, the Company will file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 that will include a Proxy Statement of JCB, and a Prospectus of the Company, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about the Company and JCB, may be obtained once filed at the SEC’s website www.sec.gov. The Company and JCB and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of JCB in connection with the proposed merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2016 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 16, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Nine Months ended
(in thousands, except per share data)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
EARNINGS SUMMARY
Net interest income	$33,830	$33,783	$32,428	$32,079	$30,006	$100,041	$88,331
Provision for loan losses - portfolio loans	3,038	716	833	543	599	4,587	4,329
Provision reversal for loan losses - purchased credit impaired loans	(1,194)	(336)	(73)	(917)	(227)	(1,603)	(3,497)
Noninterest income	6,976	7,049	6,005	6,557	4,729	20,030	14,118
Noninterest expense	20,814	21,353	20,762	22,886	19,932	62,929	59,340
Income before income tax expense	18,148	19,099	16,911	16,124	14,431	54,158	42,277
Income tax expense	6,316	6,747	5,886	5,445	4,722	18,949	14,506
Net income	$11,832	$12,352	$11,025	$10,679	$9,709	$35,209	$27,771

Diluted earnings per share	$0.59	$0.61	$0.54	$0.52	$0.48	$1.74	$1.37
Return on average assets	1.23%	1.33%	1.22%	1.20%	1.13%	1.26%	1.11%
Return on average common equity	12.46%	13.57%	12.46%	12.14%	11.38%	12.83%	11.24%
Return on average tangible common equity	13.64%	14.91%	13.74%	13.43%	12.65%	14.10%	12.53%
Net interest margin (fully tax equivalent)	3.80%	3.93%	3.87%	3.91%	3.77%	3.87%	3.84%
Efficiency ratio	51.01%	52.29%	54.02%	59.23%	57.38%	52.41%	57.92%

CORE PERFORMANCE SUMMARY (NON-GAAP)[1]
Net interest income	$31,534	$30,212	$29,594	$28,667	$27,087	$91,340	$78,951
Provision for loan losses	3,038	716	833	543	599	4,587	4,329
Noninterest income	6,828	6,105	6,005	7,056	5,939	18,938	18,519
Noninterest expense	20,242	20,446	20,435	20,027	19,347	61,123	57,445
Income before income tax expense	15,082	15,155	14,331	15,153	13,080	44,568	35,696
Income tax expense	5,142	5,237	4,897	5,073	4,204	15,276	11,985
Net income	$9,940	$9,918	$9,434	$10,080	$8,876	$29,292	$23,711

Diluted earnings per share	$0.49	$0.49	$0.47	$0.49	$0.44	$1.45	$1.17
Return on average assets	1.04%	1.07%	1.04%	1.13%	1.03%	1.05%	0.95%
Return on average common equity	10.47%	10.89%	10.66%	11.46%	10.41%	10.67%	9.59%
Return on average tangible common equity	11.46%	11.98%	11.76%	12.68%	11.56%	11.73%	10.70%
Net interest margin (fully tax equivalent)	3.54%	3.52%	3.54%	3.50%	3.41%	3.53%	3.44%
Efficiency ratio	52.77%	56.30%	57.40%	56.06%	58.58%	55.43%	58.94%

[1] Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended					For the Nine Months ended
(in thousands, except per share data)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$37,293	$37,033	$35,460	$35,096	$33,180	$109,786	$97,683
Total interest expense	3,463	3,250	3,032	3,017	3,174	9,745	9,352
Net interest income	33,830	33,783	32,428	32,079	30,006	100,041	88,331
Provision for portfolio loans	3,038	716	833	543	599	4,587	4,329
Provision reversal for purchased credit impaired loans	(1,194)	(336)	(73)	(917)	(227)	(1,603)	(3,497)
Net interest income after provision for loan losses	31,986	33,403	31,668	32,453	29,634	97,057	87,499

NONINTEREST INCOME
Deposit service charges	2,200	2,188	2,043	2,025	2,044	6,431	5,898
Wealth management revenue	1,694	1,644	1,662	1,716	1,773	5,000	5,291
State tax credit activity, net	228	153	518	1,651	321	899	1,069
Gain (loss) on sale of other real estate	(226)	706	122	81	32	602	61
Gain on sale of investment securities	86	—	—	—	—	86	23
Change in FDIC loss share receivable	—	—	—	(580)	(1,241)	—	(4,450)
Other income	2,994	2,358	1,660	1,664	1,800	7,012	6,226
Total noninterest income	6,976	7,049	6,005	6,557	4,729	20,030	14,118

NONINTEREST EXPENSE
Employee compensation and benefits	12,091	12,660	12,647	11,833	11,475	37,398	34,262
Occupancy	1,705	1,609	1,683	1,653	1,605	4,997	4,920
FDIC clawback	—	—	—	—	298	—	760
FDIC loss share termination	—	—	—	2,436	—	—	—
Other	7,018	7,084	6,432	6,964	6,554	20,534	19,398
Total noninterest expense	20,814	21,353	20,762	22,886	19,932	62,929	59,340

Income before income tax expense	18,148	19,099	16,911	16,124	14,431	54,158	42,277
Income tax expense	6,316	6,747	5,886	5,445	4,722	18,949	14,506
Net income	$11,832	$12,352	$11,025	$10,679	$9,709	$35,209	$27,771

Basic earnings per share	$0.59	$0.62	$0.55	$0.53	$0.49	$1.76	$1.39
Diluted earnings per share	0.59	0.61	0.54	0.52	0.48	1.74	1.37

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
BALANCE SHEETS
ASSETS
Cash and due from banks	$56,789	$50,370	$56,251	$47,935	$46,775
Interest-earning deposits	63,690	60,926	50,982	47,222	81,115
Debt and equity investments	540,429	538,431	524,320	512,939	530,577
Loans held for sale	7,663	9,669	6,409	6,598	4,275

Portfolio loans	3,037,705	2,883,909	2,832,616	2,750,737	2,602,156
Less: Allowance for loan losses	37,498	35,498	34,373	33,441	32,251
Portfolio loans, net	3,000,207	2,848,411	2,798,243	2,717,296	2,569,905
Purchased credit impaired loans, net of the allowance for loan losses	41,016	47,978	53,908	64,583	72,397
Total loans, net	3,041,223	2,896,389	2,852,151	2,781,879	2,642,302

Other real estate[1]	2,959	4,901	9,880	8,366	1,575
Other real estate covered under FDIC loss share[1]	—	—	—	—	6,795
Fixed assets, net	14,498	14,512	14,812	14,842	14,395
State tax credits, held for sale	44,180	44,918	45,305	45,850	48,207
FDIC loss share receivable	—	—	—	—	8,619
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	2,357	2,589	2,832	3,075	3,323
Other assets	105,522	108,626	116,629	109,443	98,249
Total assets	$3,909,644	$3,761,665	$3,709,905	$3,608,483	$3,516,541

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$762,155	$753,173	$719,652	$717,460	$691,758
Interest-bearing deposits	2,362,670	2,275,063	2,212,094	2,067,131	2,122,205
Total deposits	3,124,825	3,028,236	2,931,746	2,784,591	2,813,963
Subordinated debentures	56,807	56,807	56,807	56,807	56,807
Federal Home Loan Bank advances	129,000	78,000	130,500	110,000	75,000
Other borrowings	190,022	200,362	193,788	270,326	194,684
Other liabilities	27,892	26,631	37,680	35,930	32,524
Total liabilities	3,528,546	3,390,036	3,350,521	3,257,654	3,172,978
Shareholders' equity	381,098	371,629	359,384	350,829	343,563
Total liabilities and shareholders' equity	$3,909,644	$3,761,665	$3,709,905	$3,608,483	$3,516,541

[1]Due to termination of the Company's loss share agreements with the FDIC in the fourth quarter of 2015, Other real estate covered under FDIC loss share was reclassified to Other real estate.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
LOAN PORTFOLIO
Commercial and industrial	$1,598,815	$1,540,457	$1,544,980	$1,484,327	$1,365,422
Commercial real estate	855,971	799,352	773,535	771,023	750,001
Construction real estate	188,856	171,778	175,324	161,061	152,099
Residential real estate	233,960	211,155	202,255	196,498	188,985
Consumer and other	160,103	161,167	136,522	137,828	145,649
Total portfolio loans	3,037,705	2,883,909	2,832,616	2,750,737	2,602,156
Purchased credit impaired loans	47,449	56,529	63,477	74,758	83,736
Total loans	$3,085,154	$2,940,438	$2,896,093	$2,825,495	$2,685,892

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$762,155	$753,173	$719,652	$717,460	$691,758
Interest-bearing transaction accounts	633,100	628,505	589,635	564,420	529,052
Money market and savings accounts	1,241,725	1,124,528	1,161,610	1,146,523	1,136,557
Brokered certificates of deposit	137,592	166,507	157,939	39,573	86,147
Other certificates of deposit	350,253	355,523	302,910	316,615	370,449
Total deposit portfolio	$3,124,825	$3,028,236	$2,931,746	$2,784,591	$2,813,963

AVERAGE BALANCES
Portfolio loans	$2,947,949	$2,868,430	$2,777,456	$2,631,256	$2,540,948
Purchased credit impaired loans	53,198	59,110	69,031	77,485	85,155
Loans held for sale	10,224	6,102	4,563	5,495	4,255
Debt and equity investments	527,516	528,120	514,687	521,679	475,180
Interest-earning assets	3,589,080	3,506,801	3,413,792	3,304,827	3,201,181
Total assets	3,814,918	3,734,192	3,641,308	3,528,423	3,416,716
Deposits	3,069,156	2,931,888	2,811,209	2,832,313	2,788,245
Shareholders' equity	377,861	366,132	355,980	348,908	338,368
Tangible common equity	345,061	333,093	322,698	315,380	304,583

YIELDS (fully tax equivalent)
Portfolio loans	4.25%	4.20%	4.19%	4.16%	4.16%
Purchased credit impaired loans	23.07%	30.07%	22.67%	24.79%	19.41%
Total loans	4.58%	4.72%	4.64%	4.75%	4.66%
Debt and equity investments	2.25%	2.28%	2.34%	2.27%	2.23%
Interest-earning assets	4.18%	4.30%	4.23%	4.27%	4.17%
Interest-bearing deposits	0.49%	0.47%	0.46%	0.48%	0.50%
Total deposits	0.37%	0.36%	0.34%	0.36%	0.39%
Subordinated debentures	2.59%	2.56%	2.47%	2.26%	2.19%
Borrowed funds	0.32%	0.35%	0.31%	0.24%	0.28%
Cost of paying liabilities	0.52%	0.50%	0.48%	0.50%	0.53%
Net interest margin	3.80%	3.93%	3.87%	3.91%	3.77%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
ASSET QUALITY
Net charge-offs (recoveries)[1]	$1,038	$(409)	$(99)	$(647)	$113
Nonperforming loans[1]	19,942	12,813	9,513	9,100	9,123
Classified assets	101,545	87,532	73,194	67,761	62,679
Nonperforming loans to total loans[1]	0.66%	0.44%	0.34%	0.33%	0.35%
Nonperforming assets to total assets[2]	0.59%	0.47%	0.52%	0.48%	0.30%
Allowance for loan losses to total loans[1]	1.23%	1.23%	1.21%	1.22%	1.24%
Allowance for loan losses to nonperforming loans[1]	188.0%	277.0%	361.3%	367.5%	353.5%
Net charge-offs (recoveries) to average loans (annualized)[1]	0.14%	(0.06)%	(0.01)%	(0.10)%	0.02%

WEALTH MANAGEMENT
Trust assets under management	$929,946	$897,322	$878,236	$872,877	$848,515
Trust assets under administration	1,535,033	1,490,389	1,470,974	1,477,917	1,436,372

MARKET DATA
Book value per common share	$19.07	$18.60	$17.98	$17.53	$17.21
Tangible book value per common share	$17.43	$16.95	$16.32	$15.86	$15.53
Market value per share	$31.25	$27.89	$27.04	$28.35	$25.17
Period end common shares outstanding	19,988	19,979	19,993	20,017	19,959
Average basic common shares	19,997	20,003	20,004	20,007	19,995
Average diluted common shares	20,224	20,216	20,233	20,386	20,261

CAPITAL
Total risk-based capital to risk-weighted assets	12.01%	12.16%	12.02%	11.85%	12.55%
Tier 1 capital to risk-weighted assets	10.82%	10.92%	10.77%	10.61%	11.30%
Common equity tier 1 capital to risk-weighted assets	9.33%	9.38%	9.20%	9.05%	9.59%
Tangible common equity to tangible assets	8.99%	9.08%	8.87%	8.88%	8.90%

[1] Portfolio loans only
[2] Excludes Other real estate covered under FDIC loss share agreements, except for inclusion in total assets. Beginning with the quarter ended December 31, 2015, Other real estate covered by FDIC loss share agreements is zero due to termination of the agreements.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended					For the Nine Months ended
(in thousands)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Sep 30, 2016	Sep 30, 2015
CORE PERFORMANCE MEASURES
Net interest income	$33,830	$33,783	$32,428	$32,079	$30,006	$100,041	$88,331
Less: Incremental accretion income	2,296	3,571	2,834	3,412	2,919	8,701	9,380
Core net interest income	31,534	30,212	29,594	28,667	27,087	91,340	78,951

Total noninterest income	6,976	7,049	6,005	6,557	4,729	20,030	14,118
Less: Change in FDIC loss share receivable	—	—	—	(580)	(1,241)	—	(4,450)
Less: Gain (loss) on sale of other real estate from PCI loans	(225)	705	—	81	31	480	26
Less: Gain on sale of investment securities	86	—	—	—	—	86	23
Less: Other income from PCI assets	287	239	—	—	—	526	—
Core noninterest income	6,828	6,105	6,005	7,056	5,939	18,938	18,519

Total core revenue	38,362	36,317	35,599	35,723	33,026	110,278	97,470

Provision for portfolio loans	3,038	716	833	543	599	4,587	4,329

Total noninterest expense	20,814	21,353	20,762	22,886	19,932	62,929	59,340
Less: FDIC clawback	—	—	—	—	298	—	760
Less: FDIC loss share termination	—	—	—	2,436	—	—	—
Less: Other expenses related to PCI loans	270	325	327	423	287	922	1,135
Less: Executive severance	—	332	—	—	—	332	—
Less: Merger related expenses	302	—	—	—	—	302	—
Less: Other non-core expenses	—	250	—	—	—	250	—
Core noninterest expense	20,242	20,446	20,435	20,027	19,347	61,123	57,445

Core income before income tax expense	15,082	15,155	14,331	15,153	13,080	44,568	35,696
Core income tax expense[1]	5,142	5,237	4,897	5,073	4,204	15,276	11,985
Core net income	$9,940	$9,918	$9,434	$10,080	$8,876	$29,292	$23,711

Core diluted earnings per share	$0.49	$0.49	$0.47	$0.49	$0.44	$1.45	$1.17
Core return on average assets	1.04%	1.07%	1.04%	1.13%	1.03%	1.05%	0.95%
Core return on average common equity	10.47%	10.89%	10.66%	11.46%	10.41%	10.67%	9.59%
Core return on average tangible common equity	11.46%	11.98%	11.76%	12.68%	11.56%	11.73%	10.70%
Core efficiency ratio	52.77%	56.30%	57.40%	56.06%	58.58%	55.43%	58.94%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (FULLY TAX EQUIVALENT)
Net interest income	$34,263	$34,227	$32,887	$32,546	$30,437	$101,377	$89,595
Less: Incremental accretion income	2,296	3,571	2,834	3,412	2,919	8,701	9,380
Core net interest income	$31,967	$30,656	$30,053	$29,134	$27,518	$92,676	$80,215

Average earning assets	$3,589,080	$3,506,801	$3,413,792	$3,304,827	$3,201,181	$3,503,538	$3,115,658
Reported net interest margin	3.80%	3.93%	3.87%	3.91%	3.77%	3.87%	3.84%
Core net interest margin	3.54%	3.52%	3.54%	3.50%	3.41%	3.53%	3.44%

[1]Non-core income tax expense calculated at 38.3% of non-core pretax income.

	At the Quarter ended
(in thousands)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
REGULATORY CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$381,098	$371,629	$359,384	$350,829	$343,563
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets, net of deferred tax liabilities	873	958	1,048	759	820
Less: Unrealized gains	4,668	5,517	3,929	218	2,973
Plus: Other	24	23	23	35	35
Common equity tier 1 capital	345,247	334,843	324,096	319,553	309,471
Plus: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Plus: Other	35	35	35	23	23
Tier 1 capital	400,382	389,978	379,231	374,676	364,594
Plus: Tier 2 capital	44,006	44,124	44,017	43,691	40,385
Total risk-based capital	$444,388	$434,102	$423,248	$418,367	$404,979

Total risk-weighted assets	$3,699,757	$3,570,437	$3,521,433	$3,530,521	$3,227,605

Common equity tier 1 capital to risk-weighted assets	9.33%	9.38%	9.20%	9.05%	9.59%
Tier 1 capital to risk-weighted assets	10.82%	10.92%	10.77%	10.61%	11.30%
Total risk-based capital to risk-weighted assets	12.01%	12.16%	12.02%	11.85%	12.55%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$381,098	$371,629	$359,384	$350,829	$343,563
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	2,357	2,589	2,832	3,075	3,323
Tangible common equity	$348,407	$338,706	$326,218	$317,420	$309,906

Total assets	$3,909,644	$3,761,665	$3,709,905	$3,608,483	$3,516,541
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	2,357	2,589	2,832	3,075	3,323
Tangible assets	$3,876,953	$3,728,742	$3,676,739	$3,575,074	$3,482,884

Tangible common equity to tangible assets	8.99%	9.08%	8.87%	8.88%	8.90%